                                                      RULE 424(b)(3)
                                                      REGISTRATION NO. 333-40669

                             PRICING SUPPLEMENT NO. 11
                       TO PROSPECTUS DATED December 10, 1997
                        (As supplemented December 12, 1997)

                    INTERNATIONAL BUSINESS MACHINES CORPORATION

                                 MEDIUM-TERM NOTES
                                (Floating Rate Note)
                     (Due One Year or More from date of issue)

Designation: Floating Rate                          Original Issue Date:
Medium-Term Notes due July 15, 1999                 July 15, 1998

Principal Amount:  $75,000,000                      Maturity Date:
                                                    July 15, 1999

Issue Price (as a percentage of                     Regular Record Dates:
Principal Amount):  100%                            Fifteenth calendar day
                                                    whether or not a
Interest Rate Base:  LIBOR (3 MONTH)                Business Day prior to
                                                    the corresponding
Spread:  MINUS 0.201%                               Interest Payment Date

Initial Interest Rate:   5.4865 %                   Interest Payment Dates:
                                                    October 15, 1998, January
Redemption Provisions:  None                        15, 1999, April 15, 1999
                                                    and the Maturity Date
Commission or Discount (as
a percentage of Principal
Amount): 0.00%
                                                    Interest Reset Dates:
CUSIP:  459 20Q BC7                                 Each Interest Payment
                                                    Date (other than the
Index Maturity:   3 month                           Maturity Date)

Designated Libor Page: Telerate                     Interest Reset Period:
 Page 3750                                          Quarterly

                                                    Interest Determination
                                                    Dates: Second London
                                                    Banking Day preceding each
                                                    Interest Reset Date

                                                    Form:[X] Book-Entry
                                                         [ ] Certificated

     This is a Pricing Supplement. It adds to, or 'supplements' the description of the Notes referred to in the accompanying Prospectus Supplement and Prospectus. It provides specific information about the Notes. The Pricing Supplement also amends the Prospectus Supplement and Prospectus to the extent it is not consistent with the terms contained in the Prospectus Supplement and Prospectus.

INTEREST

     The Notes will bear interest at a rate reset on the Interest Reset Dates which are specified above. The interest rate in effect from the Original Issue Date to the first Interest Reset Date for the Notes will be the Initial Interest Rate. Thereafter, the interest rate per annum on the Notes for each Interest Reset Period will be determined at the rate for Three (3) month LIBOR minus a Spread of twenty and one tenth basis points (0.201%).

     Interest on the Notes will be calculated based on the actual number of days elapsed over a year of 360 days. The Calculation Agent for the Notes will be The Chase Manhattan Bank.

     If any Interest Payment Date or any Interest Reset Date would otherwise be a day that is not a Business Day, such date will be postponed to the next day that is a Business Day. However, if that day falls in the next calendar month, the Interest Payment Date or Interest Reset Date will be advanced to the first preceding day that is a Business Day.

     For purposes of this offering, a "Business Day" as used in this Pricing Supplement and in the accompanying Prospectus Supplement means any day on which commercial banks and foreign exchange markets settle payments in The City of New York, and is a day on which dealings in deposits in U.S. Dollars are transacted in the London interbank market (a 'London Banking Day').

     Other capitalized terms which are used but which are not defined in this Pricing Supplement have the meanings assigned to them in the accompanying Prospectus Supplement and Prospectus.

                                 PLAN OF DISTRIBUTION

     The Notes will be sold to Morgan Stanley & Co. Incorporated for resale to one or more investors at a fixed public offering price. After the initial public offering of the Notes, the public offering price and any concession or discount may be changed.

Dated:  July 10, 1998